Exhibit 99.1

Kforce Inc.
1001 East Palm Ave.
Tampa, FL 33605
(NASDAQ: KFRC)

AT THE FIRM

Michael Blackman

Senior Vice President - Investor Relations

(813) 552-2927

KFORCE INC. REPORTS Q3 EARNINGS PER SHARE OF $0.26

•	RECORD QUARTERLY REVENUE OF $ 262.1 MILLION

•	RECORD INCOME FROM OPERATIONS OF $19.3 MILLION

•	RECORD EBITDA OF $24.0 MILLION

TAMPA, FL - October 30, 2007 - Kforce Inc. (NASDAQ: KFRC), a professional staffing and solutions firm, today announced results for the third quarter of 2007. Revenues for the quarter ended September 30, 2007 were an all time quarterly high of $262.1 million compared to $238.7 million for the quarter ended September 30, 2006 and $259.9 million for the quarter ended June 30, 2007. The Firm reported net income for the third quarter of 2007 of $11.0 million or $.26 per share versus net income of $8.8 million or $.21 per share for the third quarter of 2006, representing a year-over-year improvement of 24.7% in net income. Net income for the quarter ended June 30, 2007 was $10.6 million or $.25 per share.

“We are very pleased to again report a record revenue quarter. This is also our highest third quarter EPS, which we believe further demonstrates the enhanced operating leverage of the Firm” said David L. Dunkel, Chairman and CEO. Continued Mr. Dunkel, “We believe the environment for professional staffing and government solutions remains positive, particularly in the skilled niches we serve. We continue to see strong demand for highly skilled workers both on a permanent and flexible basis. We believe this demand is being driven by both secular and cyclical trends that bode well for the future of Kforce.”

William L. Sanders, President said, “Q3 2007 was the seventh consecutive quarter of record Firm revenue, and many other Firm milestones as well. We are extremely pleased with the progress we are making on all fronts as we continue to gain momentum during phase two of our current three year strategic plan. We are pleased that we are meeting our objective for 2007 to be a year of profitable growth.”

“Our vision is to be the Firm most respected by those we serve. A key aspect of our vision is building a Firm that delivers sustainable and consistent revenue and earnings performance. Total revenues of $262.1 million in Q3 2007 represents a 0.8% increase sequentially on one less billing day than Q2 and a 9.8% increase year-over-year. We are particularly excited by the continued strong performance of our largest operating segment, Technology, which has now grown 11 consecutive quarters, as well as another good quarter of growth from our Clinical Research, Health Information Management and Government Solutions groups. With Q3 2007 results and what we believe are positive trends to begin Q4 2007, we believe that 2007 will be our year to hit $1.0 billion in total revenues.

Mr. Sanders noted additional operational highlights of the third quarter include:

•	Record revenue per billing day of $4.2 million in Q3 ‘07 improved 2.4% from $4.1 million in Q2 ’07 and 9.8% from $3.8 million in Q3 ’06

•	Flex revenue of $241.7 million increased 10.3% from $219.2 million in Q3 ‘06

•	Search revenue of $20.4 million improved 4.6% from $19.5 million in Q3 ‘06

•	Revenues for Government Solutions were $15.8 million in Q3 ’07, up 4.0% sequentially and 148.2% year-over-year, fueled by our Bradson acquisition

•	Total gross profit percentage improved 90 basis points to 36.7% in Q3 ’07 from 35.8% in Q3 ‘06

•	Flex gross profit percentage improved 130 basis points to 31.4% in Q3 ‘07 from 30.1% in Q3 ‘06”

Joe Liberatore, Chief Financial Officer said, “We continue to translate revenue growth into improving bottom line results, as net income has increased 24.7% year over year. We believe we are making excellent progress toward achieving our goal of 10 percent operating margins at the peak of the current cycle.”

Financial highlights for the third quarter include:

•	Income from operations of $19.3 million or 7.4% improved 80 basis points from 6.6% or $15.7 million in Q3 ’06

•	Earnings per share before the impact of equity based compensation expense of $.27 cents, a 22.7% increase from $.22 in Q3 2006

•	EBITDA in Q3 ’07 of $24.0 million increased 27.1% year-over year

•	Bank debt at the end of the third quarter of $54.3 million, reflecting a reduction of $11.2 million from $65.5 million at the end of the second quarter

Mr. Liberatore continued, “Looking forward to the fourth quarter of 2007, we expect revenues to be impacted by the reduction in billing days and anticipated holiday slowdowns which particularly impact our CRS and government businesses. The fourth quarter of 2007 has 61 billing days versus 63 billing days in the third quarter of 2007. We expect revenues may be in the $256 million to $262 million range, and earnings per share of $0.24 to $0.26 which reflects approximately 42.5 million weighted average diluted shares outstanding.”

On Wednesday, October 31, 2007, Kforce will host a conference call to discuss these results. The call will begin at 8:30 a.m. Eastern Time. The dial-in number is 888-593-6050. The replay of the call will be available from 10:30 a.m. Eastern Time Wednesday, October 31 to November 15, 2007, by dialing 888-203-1112, passcode 3540996.

This call is being webcast by CCBN and can be accessed at Kforce's web site at www.kforce.com (select "Investor Relations"). The webcast replay will be available until November 14, 2007.

About Kforce

Kforce (NASDAQ: KFRC) is a professional staffing firm providing flexible and permanent staffing solutions for commercial and governmental organizations in the skill areas of technology, finance & accounting, and health and life sciences. Backed by over 2,000 staffing specialists, Kforce operates with 68 offices in 41 markets in North America. For more information, please visit our Web site at www.kforce.com.

About Kforce Government Solutions

Kforce Government Solutions provides innovative technology and finance and accounting solutions to federal government clients. For more information, visit www.kforcegov.com.

Certain of the above statements contained in this press release are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. Factors that could cause actual results to differ materially include the following: business conditions and growth in the staffing industry and general economy; competitive factors, risks due to shifts in the market demand, including, without limitation, shifts in demand for our Kforce Government Solutions, Health and Life Sciences, Finance and Accounting and Technology groups, as well as the market for search and flexible staffing assignments; changes in the service mix; ability of the Firm to complete acquisitions; and the risk factors listed from time to time in the Firm's reports filed with the Securities and Exchange Commission, as well as assumptions regarding the foregoing. In particular, there can be no assurance that the above estimates of revenues and earnings per share will be achieved or that the Firm will reach $1.0 billion in revenue in 2007. The words “should,” “believe,” “estimate,” “expect,” “intend,” “anticipate,” “foresee,” “plan” and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates on which they were made. The Firm undertakes no obligation to publicly update or revise any forward-looking statements. As a result, such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Readers are cautioned not to place undue reliance on these forward-looking statements.

Kforce Inc.

Summary of Operations

(In Thousands, Except Per Share Amounts)

(Unaudited)

	Quarter Ended
	September 30, 2007	June 30, 2007	September 30, 2006
Revenue by Function:
Technology	$132,340	$130,318	$118,137
Finance & Accounting	56,028	59,174	64,066
Health & Life Sciences	57,868	55,213	50,122
Government Solutions	15,824	15,219	6,375

Total Revenue	262,060	259,924	238,700

Revenue by Time:
Perm	20,377	20,243	19,488
Flexible	241,683	239,681	219,212

Total Revenue	262,060	259,924	238,700

Cost Of Sales	165,783	165,806	153,299

Gross Profit	96,277	94,118	85,401
GP %	36.7%	36.2%	35.8%
Flex GP%	31.4%	30.8%	30.1%

Selling, General & Administrative	73,146	71,850	66,872
Depreciation & Amortization	3,842	3,498	2,798

Income from Operations	19,289	18,770	15,731

Other Expense	1,069	1,256	820

Earnings Before Taxes	18,220	17,514	14,911

Income Tax Expense	7,196	6,937	6,069

Net Income	$11,024	$10,577	$8,842

Earnings Per Share - Diluted	$0.26	$0.25	$0.21
EBITDA Per Share	$0.56	$0.54	$0.45
Shares Outstanding - Diluted	42,544	42,407	42,091

EBITDA	$24,033	$23,066	$18,913

Selected Cash Flow Information:
Bad Debt Expense (Recovery)	$21	$422	$(485)
Capital Expenditures	$3,221	$4,481	$2,923

Selected Balance Sheet Information:
Total Cash and Short-term Investments	$1,052	$1,322	$782
Accounts Receivable, less allowances	$166,465	$152,170	$146,939
Total Assets	$476,075	$464,768	$391,464
Bank Debt	$54,320	$65,530	$38,315
Other Current Liabilities	$93,715	$86,220	$83,088
Other Long-Term Liabilities	$26,726	$25,099	$16,758
Total Stockholders' Equity	$301,314	$287,919	$253,303

Other Information:
Equity-Based Compensation Expense, net	$492	$814	$265

Billing Days	63	64	63

Kforce Inc.

Key Statistics

(Unaudited)

	Q3 2007	Q2 2007	Q3 2006
Total Firm

Flex Revenue (000's)	$241,683	$239,681	$219,212
Revenue per billing day (000's)	$3,836	$3,745	$3,480
Sequential Flex Revenue Change	0.8%	2.8%	1.1%
Hours (000's)	4,271	4,338	4,247
Flex GP %	31.4%	30.8%	30.1%

Search Revenue (000's)	$20,377	$20,243	$19,488
Placements	1,411	1,366	1,440
Average Fee	$14,438	$14,819	$13,531
Billing days	63	64	63

Technology

Flex Revenue (000's)	$124,373	$122,765	$110,720
Revenue per billing day (000's)	$1,974	$1,918	$1,758
Sequential Flex Revenue Change	1.3%	5.0%	3.2%
Hours (000's)	1,863	1,838	1,714
Flex GP %	29.3%	28.9%	28.2%

Search Revenue (000's)	$7,967	$7,553	$7,417
Placements	492	441	524
Average Fee	$16,184	$17,137	$14,148

Finance & Accounting

Flex Revenue (000's)	$45,082	$47,698	$53,329
Revenue per billing day (000's)	$716	$745	$846
Sequential Flex Revenue Change	-5.5%	-6.3%	2.8%
Hours (000's)	1,251	1,345	1,499
Flex GP %	34.2%	33.4%	33.3%

Search Revenue (000's)	$10,946	$11,476	$10,737
Placements	811	825	816
Average Fee	$13,501	$13,905	$13,172

Health & Life Sciences

Flex Revenue (000's)	$56,404	$53,999	$48,788
Revenue per billing day (000's)	$895	$844	$775
Sequential Flex Revenue Change	4.5%	5.9%	-2.3%
Hours (000's)	988	986	958
Flex GP %	31.6%	30.1%	30.9%

Search Revenue (000's)	$1,464	$1,214	$1,334
Placements	108	100	100
Average Fee	$13,519	$12,150	$13,280

Government Solutions

Flex Revenue (000's)	$15,824	$15,219	$6,375
Revenue per billing day (000's)	$251	$238	$101
Sequential Flex Revenue Change	4.0%	6.6%	-17.0%
Hours (000's)	169	169	76
Flex GP %	39.1%	40.9%	29.6%

Kforce Inc.

Key Statistics - Health & Life Sciences

(Unaudited)

	Q3 2007	Q2 2007	Q3 2006
Clinical Research
Flex Revenue (000's)	$24,913	$23,324	$20,703
Revenue per billing day (000's)	$395	$364	$329
Sequential Flex Revenue Change	6.8%	7.5%	-4.1%
Hours (000's)	299	303	284
Flex GP %	30.2%	26.3%	29.2%

Search Revenue (000's)	$686	$401	$662
Placements	38	19	36
Average Fee	$18,047	$21,120	$18,313

Health Information Management
Flex Revenue (000's)	$16,450	$14,890	$10,840
Revenue per billing day (000's)	$261	$233	$172
Sequential Flex Revenue Change	10.5%	11.0%	-4.1%
Hours (000's)	236	226	165
Flex GP %	35.8%	36.3%	37.9%

Search Revenue (000's)	$229	$127	$61
Placements	16	10	5
Average Fee	$14,353	$12,686	$12,260

Healthcare-Nursing
Flex Revenue (000's)	$8,075	$9,067	$9,122
Revenue per billing day (000's)	$128	$142	$145
Sequential Flex Revenue Change	-10.9%	-1.2%	-1.7%
Hours (000's)	197	219	218
Flex GP %	29.4%	30.0%	28.0%

Search Revenue (000's)	$(1)	$23	$38
Placements	—	6	3
Average Fee	N/A	$3,912	$12,611

Scientific
Flex Revenue (000's)	$6,966	$6,718	$8,123
Revenue per billing day (000's)	$111	$105	$129
Sequential Flex Revenue Change	3.7%	0.5%	5.0%
Hours (000's)	256	238	291
Flex GP %	28.9%	29.4%	29.5%

Search Revenue (000's)	$550	$663	$573
Placements	54	65	56
Average Fee	$10,125	$10,203	$10,176

Selected Financial Information and Reconciliations

(In Thousands, Except Per Share Amounts)

(Unaudited)

EBITDA

	Q3 2007		Q2 2007		Q3 2006
	$	Per share	$	Per share	$	Per share
EBITDA	$24,033	$0.56	$23,066	$0.54	$18,913	$0.45
Depreciation & Amortization	(3,842)	(0.09)	(3,498)	(0.08)	(2,798)	(0.07)
Amortization of Stock Options & SARS	(594)	(0.01)	(554)	(0.01)	(13)	(0.00)
Amortization of Restricted Stock & PARS	(302)	(0.01)	(245)	(0.01)	(281)	(0.01)
Interest Expense and Other	(1,075)	(0.02)	(1,255)	(0.03)	(910)	(0.02)
Tax Expense	(7,196)	(0.17)	(6,937)	(0.16)	(6,069)	(0.14)

Net Income	$11,024	$0.26	$10,577	$0.25	$8,842	$0.21

Outstanding Shares - Diluted	42,544		42,407		42,091

EBITDA, a non-GAAP financial measure, is defined as earnings before interest, income taxes, depreciation and amortization, including amortization of stock-based compensation. EBITDA should not be considered a measure of financial performance under generally accepted accounting principles. Items excluded from EBITDA are significant components in understanding and assessing financial performance.

Net Income before Equity-Based Compensation Expense

	Q3 2007		Q2 2007		Q3 2006
	$	Per share	$	Per share	$	Per share
Net Income before Equity-Based Compensation Expense	$11,516	$0.27	$11,391	$0.27	$9,107	$0.22
Equity-Based Compensation Expense, net:
Alternative LTI Valuation Expense	85	0.00	(548)	(0.01)	(146)	(0.00)
Amortization of Stock Options & SARS	(594)	(0.01)	(554)	(0.01)	(13)	(0.00)
Amortization of Restricted Stock & PARS	(302)	(0.01)	(245)	(0.01)	(281)	(0.01)
Tax Benefit	319	0.01	533	0.01	175	0.00

Equity-Based Compensation Expense, net	(492)	(0.01)	(814)	(0.02)	(265)	(0.01)

Net Income	$11,024	$0.26	$10,577	$0.25	$8,842	$0.21

Outstanding Shares - Diluted	42,544		42,407		42,091

“Net Income before Equity-Based Compensation Expense”, a non-GAAP financial measure, is defined as net income before compensation expense incurred in conjunction with awards accounted for under Statement of Financial Accounting Standards No. 123R “Share-Based Payment” (“SFAS 123R”). SFAS 123R requires Kforce to measure the cost of employee services received in exchange for an equity based award based on the grant-date fair value of the award (with limited exceptions). That cost is recognized over the period in which the employee is required to provide service in exchange for the award, which is usually the vesting period.

EBITDA and Net Income before Equity-Based Compensation Expense are key measures used by management to evaluate its operations and to provide useful information to investors. These measures should not be considered in isolation or as an alternative to net income, cash flows data or other financial statement information presented in the consolidated financial statements as indicators of financial performance or liquidity. These measurements are not determined in accordance with generally accepted accounting principles and are thus susceptible to varying calculations. The measures as presented may not be comparable to similarly titled measures of other companies.